                                                                   Exhibit 99.1


                    [Horace Mann Educators Corporation Logo]



                                                     J. Michael Henderson
                                                     Vice President & Treasurer
                                                     Horace Mann Educators
                                                      Corporation
                                                     (217) 788-5708
                                                     www.horacemann.com


                    HORACE MANN REPORTS CAPITAL TRANSACTIONS


SPRINGFIELD, Ill., December 10, 2002 -- Horace Mann Educators Corporation (NYSE:HMN) today reported two capital transactions, one designed to improve its capitalization at the holding company level and one to improve the statutory surplus of its primary life insurance subsidiary.

The first transaction improves Horace Mann Educators' financial leverage. On December 10, 2002, the company repurchased an additional $56.0 million aggregate principal amount, $26.6 million carrying value, of its outstanding Senior Convertible Notes. This repurchase resulted in an after-tax loss of $0.1 million, or less than 1 cent per share. As consideration for the repurchase, the company issued 1.8 million shares of its common stock utilizing treasury shares.

As of December 10, 2002, the company had total outstanding debt of $144.7 million, consisting of $28.6 million of Senior Notes and $116.1 million of Senior Convertible Notes. As of December 10, 2002, the company had 42,691,244 shares of common stock outstanding.

"This debt repurchase, and the issuance of treasury shares, improves Horace Mann's financial leverage," said Louis G. Lower II, President and Chief Executive Officer of Horace Mann. "The resulting debt to total capital ratio at December 31 is anticipated to be reduced to approximately 25 percent (excluding unrealized investment gains and losses), consistent with our operating target and with rating agency expectations."

The second transaction will improve the statutory operating leverage and risk-based capital ratio of the company's primary life insurance subsidiary. Horace Mann Life Insurance Company ("HMLIC") and Sun Life Reinsurance Company Limited ("SLRCL"), a member of the Sun Life Financial Group, have signed a letter of intent to enter into a reinsurance agreement to be effective December 31, 2002. Under terms of the agreement, which is expected to be in place for a five year period, HMLIC will cede to SLRCL, on a combination coinsurance and modified coinsurance basis, a 57.7 percent quota share of HMLIC's in force interest-sensitive life block of business. In the transaction, SLRCL assumes its proportional share of all risks attendant to the business reinsured such as mortality, persistency and investment risk, reducing HMLIC's liabilities to the extent of the ceding commission. The initial ceding commission to be paid by SLRCL to HMLIC will be $50 million and will result in an estimated $32.5 million after-tax, or 17 percent, increase in HMLIC's statutory surplus. Subsequent growth in HMLIC's statutory surplus is expected to be reduced by approximately $6.5 million annually, as the coinsurance reserve declines over the term of the agreement. Fees related to the transaction, which are anticipated to reduce Horace Mann's after-tax GAAP operating income and net income by approximately 2 cents per share in 2003, are also expected to decline over the term of the agreement.

"As previously disclosed, the company's shareholders' equity and statutory surplus were adversely impacted by investment losses realized during the first nine months of 2002. These transactions are expected to return our capitalization and leverage ratios to the levels achieved in recent years," said Lower. "As a result, we look forward to beginning next year with a stronger and more conservative balance sheet and continuing to realize the benefits of our growth and profit enhancement initiatives in 2003."

Horace Mann -- the largest national multiline insurance company focusing on the financial needs of educators and their families -- provides retirement annuities, auto, life and property insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange (ticker symbol HMN). For more information, visit WWW.HORACEMANN.COM.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

                                      # # #